UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 26, 2021

CBAK ENERGY TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32898	86-0442833
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

BAK Industrial Park, Meigui Street
Huayuankou Economic Zone
Dalian, China, 116450
(Address, including zip code, of principal executive offices)

(86)(411)-3918-5985
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CBAT	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

As previously reported, on July 20, 2021, Dalian CBAK Power Battery Co., Ltd. (“CBAK Power”), a wholly-owned Chinese subsidiary of CBAK Energy Technology, Inc. (the “Company”), entered into a framework agreement relating to CBAK Power’s investment in Zhejiang Hitrans Lithium Battery Technology Co., Ltd (“Hitrans”), pursuant to which CBAK Power agreed to acquire 81.56% of the equity interests of Hitrans (the “Acquisition”). The Acquisition was completed on November 26, 2021.

CBAK Power paid approximately RMB40.74 million ($6.31 million) in cash to acquire 21.56% ownership of Hitrans from Hitrans management shareholders. In addition, CBAK Power entered into a loan agreement with Hitrans to lend Hitrans approximately RMB131 million ($20.28 million) (the “Hitrans Loan”) by remitting approximately RMB131 million into the account of Shaoxing Intermediate People’s Court to remove the freeze on Zhejiang Meidu Graphene Technology Co., Ltd. (“Meidu Graphene”)’s 60% ownership of Hitrans which freeze was imposed as a result of a lawsuit for Hitrans’s failure to make payments in connection with the purchase of land use rights, plants, equipment, pollution discharge permit and other assets (the “Assets”). CBAK Power assigned RMB118 million ($18.27 million) of the Hitrans Loan to Mr. Junnan Ye as consideration for the acquisition of 60% ownership of Hitrans from Mr. Ye who, acting as an intermediary, first purchased the 60% ownership of Hitrans from Meidu Graphene. After such assignment, Hitrans shall repay Mr. Ye at least RMB70 million ($10.84 million) within two months of obtaining title to the Assets and the rest RMB48 million ($7.43 million) by December 31, 2021, along with a fixed interest of RMB3.5 million ($0.54 million) which can be reduced by up to RMB1 million ($0.15 million) if the loan is repaid before its due date. Hitrans shall repay the remaining approximately RMB13 million ($2.01 million) of the Hitrans Loan to CBAK Power at an interest rate of 6% per annum. As of the closing of the Acquisition, Hitrans has applied for bank loans but has not fully repaid the RMB118 million due to Mr. Ye or RMB13 million to CBAK Power.

Prior to the Acquisition, CBAK Power and Hangzhou Juzhong Daxin Asset Management Co., Ltd. (“Juzhong Daxin”) entered into a framework investment agreement (the “Letter of Intent”) for a potential acquisition of Hitrans, and CBAK Power paid RMB20 million ($3.10 million) to Juzhong Daxin as a security deposit under the Letter of Intent. As of the closing of the Acquisition, Juzhong Daxin returned RMB7 million ($1.1 million) of the security deposit to CBAK Power. Juzhong Daxin is entitled to certain commissions and fees pursuant to the Letter of Intent for facilitating the Acquisition which amounts have not been finalized as of the closing of the Acquisition.

As part of the Acquisition, Hitrans obtained title to the Assets. Upon the closing of the Acquisition, CBAK Power became the largest shareholder of Hitrans holding 81.56% of its equity interests. As required by applicable Chinese laws, CBAK Power is obliged to make capital contributions for the portion of Hitrans’s registered capital subscribed but unpaid in accordance with the articles of association of Hitrans.

ITEM 7.01. REGULATION FD DISCLOSURE.

On November 29, 2021, the Company issued a press release announcing the closing of the Acquisition. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information included in this Item 7.01 and in Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall any such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such document.

ITEM 9.01. Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired.

The financial statements required by this item are not being filed herewith. The financial statements required by Item 9.01(a) to be filed with this Current Report on Form 8-K will be filed by amendment to this Form 8-K no later than 71 days after the date this initial Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by this item is not being filed herewith. The pro forma financial statements required by Item 9.01(b) to be filed with this Current Report on Form 8-K will be filed by amendment to this Form 8-K no later than 71 days after the date this initial Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 29, 2021

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBAK ENERGY TECHNOLOGY, INC.

Date: November 30, 2021	By:	/s/ Xiangyu Pei
Xiangyu Pei
Interim Chief Financial Officer

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